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                         TRUMP'S CASTLE ASSOCIATES, L.P.
                        a New Jersey limited partnership

                Third Amended and Restated Partnership Agreement

                                 October 7, 1996

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                         TRUMP'S CASTLE ASSOCIATES, L.P.
                        a New Jersey limited partnership

                THIRD AMENDED AND RESTATED PARTNERSHIP AGREEMENT

     THIS THIRD AMENDED AND RESTATED PARTNERSHIP AGREEMENT is entered into by and among Donald J. Trump ("Trump"), an individual whose principal residence is 725 Fifth Avenue, New York, New York 10022, Trump Casinos II, Inc. (formerly known as TC/GP, Inc.), a Delaware corporation ("TC/GP"), as Withdrawing Limited Partners, Trump's Castle Hotel & Casino, Inc., a New Jersey corporation ("TCHI"), as general partner, and Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership ("THCR Holdings"), as limited partner. Each of TCHI and THCR Holdings is referred to herein as a "Partner" and collectively they are the "Partners."

                              PRELIMINARY STATEMENT

         Terms defined in this Preliminary Statement which are not defined herein have the respective meanings set forth in Article 2 of this Agreement.

         WHEREAS, TCHI and Trump, as general partners, and Donald J. Trump as limited partner, formed a partnership (the "Partnership") by entering into an Agreement of Limited Partnership under the laws of the State of New Jersey on May 24, 1985, and amended such agreement on December 14, 1988, August 8, 1990, February 7, 1992 and February 10, 1992, and further amended and restated such agreement as set forth in an Amended and Restated Partnership Agreement dated May 29, 1992 (said Amended and Restated Partnership Agreement, as in effect on the date hereof, is referred to herein as the "Prior Agreement"); and

         WHEREAS, in connection with the consummation of an exchange offer and recapitalization of certain outstanding indebtedness of the Partnership, Trump, TCHI and TC/GP amended and restated in its entirety the Prior Agreement in a Second Amended and Restated Partnership Agreement dated as of December 30, 1993, which set forth their respective rights and obligations in connection with the Partnership; and

         WHEREAS, in connection with the acquisition of all of the equity interests in the Partnership by THCR Holdings (the "Acquisition"), Trump, TCHI and TC/GP amended the Second Amended and Restated Partnership Agreement dated as of December 30, 1993 in an Amendment dated October 7, 1996, whereby Trump, TCHI and TC/GP converted the Partnership to a limited partnership governed by the New Jersey Uniform Limited Partnership Law and set forth the respective limited and general partnership interests of each Partner (the Second Amended and Restated Partnership Agreement as amended and in effect on the date hereof is referred to herein as the "Current Agreement"); and

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         WHEREAS, Trump, TCHI and TC/GP desire to amend the Current Agreement to convert each of Trump's and TC/GP's remaining one (1%) percent general partnership interests in the Partnership into one (1%) percent limited partnership interests (the "Conversion") such that upon the consummation of the Conversion, Trump has a 61.5% limited partnership interest in the Partnership and TC/GP has a 37.5% limited partnership interest in the Partnership; and

         WHEREAS, simultaneously with the Conversion, Trump and TC/GP have contributed their respective 61.5% or 37.5% limited partnership interest in the Partnership to THCR Holdings; and

         WHEREAS, Trump, TC/GP and TCHI desire to substitute THCR Holdings as a limited partner of the Partnership in lieu of Trump and TC/GP to the full extent of the interest so assigned;

        NOW, THEREFORE, Trump, TCHI, TC/GP and THCR Holdings agree that the Current Agreement, as amended by the Second Amendment, is hereby amended and restated in its entirety and that the Partnership is hereby continued as a limited partnership on the terms and conditions set forth herein, and further agree as follows:

                                    ARTICLE 1

                                 Certain Matters

         2.1 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, "Trump's Castle Associates, L.P.". All contracts of the Partnership shall be made, all instruments and documents executed, and all acts of the Partnership done, in the name of the Partnership; and all properties of the Partnership shall be acquired, held and disposed of in the name of the Partnership or in a designated nominee.

         2.2 Term. The Partnership shall continue in existence until December 31, 2041 or until the earlier termination of the Partnership in accordance with the provisions of Article 13.

                                    ARTICLE 2

                                   Definitions

         The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement:

         "Acquisition" has the meaning set forth in the preamble to this Agreement.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person,

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and, with respect to any specified natural Person, any other Person having a relationship with such specified Person by blood, marriage or adoption not more remote than first cousin. For purposes of this definition: "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" means this Partnership Agreement, as in effect from time to time.

         "Alternate Noteholder Representative" has the meaning stated in Section
7.2 of this Agreement.

         "Appraisal" shall mean the appraisal of the Castle dated August 31, 1993 prepared by Appraisal Group International.

         "Bank Pledge Agreements" shall mean the pledge agreements listed on
Schedule 1 hereto in favor of certain creditors of Donald J. Trump.

         "Board of Partner Representatives" has the meaning stated in Section
6.1.

         "Capital Account" has the meaning stated in Section 4.1.

         "Capital Expenditure" means, with respect to any Person, amounts which should in accordance with generally accepted accounting principles be added to the fixed assets account on the balance sheet of such Person in respect of (i) the acquisition, construction, improvement, replacement or betterment of assets or leaseholds and (ii) to the extent related to and not included in clause (i) above, expenditures on, account of materials, contract labor and direct labor (excluding expenditures properly chargeable to repairs and maintenance), all determined in accordance with generally accepted accounting principles consistently applied.

         "Capitalized Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which, in conformity with generally accepted accounting principles consistently applied, is or should be accounted for as a capitalized lease on the balance sheet of such Person.

         "Capitalized Lease Obligations" means, with respect to any Person, the amount of the liability reflecting the aggregate discounted amount of future payments under all Capitalized Leases by such Person as lessee, calculated in conformity with generally accepted accounting principles consistently applied.

         "Casino Control Act" means the New Jersey Casino Control Act and the regulations promulgated thereunder, each as in effect from time to time.

         "Castle" has the meaning stated in Article 3.

         "Certificate of Interest" has the meaning stated in Section 15.15.

         "Certificate Transfer Ledger" has the meaning stated in Section 15.15.

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         "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

         "CRDA Bonds" has the meaning stated in Section 1.01 of the Indenture.

         "Debt" means, with respect to any Person, any indebtedness in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit, or representing the balance deferred and unpaid of the purchase price of any property (excluding trade credit, so long as such trade credit is not characterized as a long-term liability under generally accepted accounting principles), if and to the extent such indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied, and shall also include any Capitalized Lease Obligations of such Person.

         "EBITDA" means, with respect to any period, an amount equal to the sum of (i) the net income (or loss) of the Partnership for such period determined in accordance with generally accepted accounting principles, consistently applied, excluding any extraordinary, unusual or non-recurring gains or losses, plus (ii) all amounts deducted in computing such net income (or loss) in respect of interest (including the imputed interest portions of rentals under Capitalized Leases), depreciation, amortization and taxes based upon or measured by income, plus (iii) other non-cash charges arising from market value adjustments and adjustments pertaining to contributions of deposits in each case in respect of CRDA Bonds.

         "General Partner" shall mean TCHI, its successors and assigns.

         "Guarantee" means:

         (i) any guarantee by a Person of the payment or performance of, or any contingent obligation by a Person in respect of, any Debt or other obligations of any obligor other than such Person;

         (ii) any other arrangement whereby credit is extended to one obligor on the basis of any promise or undertaking of another Person (including any "comfort letter" written by such other Person to a creditor or prospective creditor) to
                    (a) pay the Debt or other obligations of such obligor, (b) purchase an obligation owed by such obligor, (c) purchase or lease assets under circumstances designed to enable such obligor to discharge certain specific obligations or (d) maintain the capital, working capital, solvency or general financial condition of such obligor, in each case whether or not such arrangement is disclosed in the balance sheet of such other Person or referred to in a note thereto;

         (iii) any liability of a Person as a general partner of a partnership in respect of Debt or other obligations of such partnership (other than non-recourse Debt or other non-recourse obligations);

         (iv) any liability of a Person as a joint venturer of a joint venture in respect of Debt or other obligations of such joint venture (other than non-recourse Debt or other non-recourse obligations); and

         (v) reimbursement obligations with respect to outstanding letters of credit, surety bonds and other financial guarantees; provided,

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                    however, that the term "Guarantee" shall not include
                    endorsements for collection or deposit in the ordinary course of business.

         "Intercreditor Agreement" means the Intercreditor Agreement dated as of the date hereof between Midlantic, the Partnership and the Trustees under the Mortgage Note Indenture, PIK Indenture and Senior Note Indenture.

         "Limited Partner" shall mean THCR Holdings, its successors and assigns.

         "Limited Partner Priority Capital" means, at any date, an amount equal to $15 million, less distributions made pursuant to Section 5.7.

         "Midlantic" means Midlantic National Bank, together with its successors and assigns.

         "Midlantic Debt" means the indebtedness in a principal amount not to exceed $38,000,000 evidenced by the Amended and Restated Credit Agreement, dated as of May 29, 1992, as amended, between the Partnership, TCFI and Midlantic National Bank and the Amended and Restated Term Note of the Partnership issued thereunder. Said Amended and Restated Credit Agreement, as amended, is referred to herein as the "Midlantic Credit Agreement."

         "Midlantic Debt Default" shall mean the occurrence of (i) any Event of Default (as such term is defined in the Midlantic Credit Agreement), in respect of which Midlantic shall be obligated to give the Partnership the 90-day notice required by Section 3.1 of the Intercreditor Agreement prior to any acceleration of the Midlantic Debt based thereupon, but only if such a 90-day notice is given by Midlantic, or (ii) any other Event of Default (as so defined).

         "Mortgage Noteholders" shall mean the Holders (as defined in Section
1.1 of the Mortgage Note Indenture) of Mortgage Notes.

         "Mortgage Note Indenture" means the Indenture, dated as of the date hereof, by and among TCFI, the Partnership and the Trustee, relating to TCFI's 11 3/4% Mortgage Notes due 2003, as such Indenture may be supplemented, modified or amended by one or more indentures or other instruments supplemental thereto entered into pursuant to the applicable provisions thereof.

         "Mortgage Notes" has the meaning stated in Section 1.1 of the Mortgage
Note Indenture.

         "New Jersey Uniform Limited Partnership Law" means Sections 1 through 73 of Chapter 2A of Title 42 of the New Jersey Statutes Annotated, as in effect from time to time.

         "Noteholders" shall mean the Mortgage Noteholders and the PIK Noteholders.

         "Noteholder Representatives" means the Partner Representatives appointed by the Noteholders in accordance with Section 7.2.

         "Notes" shall mean the Mortgage Notes and the PIK Notes.

         "Partner" means any of TC/GP, Trump and TCHI and the permitted transferees, successors and assigns of each, including THCR Holdings.

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         "Partner Representative" means a member of the Board of Partner
Representatives appointed and holding such office in accordance with Article 7.

         "Partnership" has the meaning stated in the Preliminary Statement to this Agreement.

         "Partnership Interest" means the interest of a Partner in the Partnership.

         "Partnership Percentage" has the meaning stated in Section 4.5.

         "Person" means any individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

         "PIK Notes" have the meaning stated in section 1.1 of the PIK
Indenture.

         "PIK Noteholders" shall mean the Holders (as defined in Section 1.1 of the PIK Indenture) of PIK Notes.

         "PIK Indenture" means the Indenture dated as of the date hereof by and among TCFI, the Partnership and the Trustee, relating to TCFI's Increasing Rate Subordinated Pay-in-Kind Notes due 2005, or such Indenture may be supplemented, modified or amended by one or more indentures or other instruments supplemental thereto entered into pursuant to the applicable provisions thereof.

         "Profits" and "Losses" mean, for each fiscal year or other period of the Partnership, the amount of profits or losses, as the case may be, for such year or period determined in the manner prescribed in Code Section 703(a) using the tax accounting methods used for Federal income tax purposes and as prescribed in Regulations under Code Section 704(b) reflecting the book adjustment of the Capital Accounts as initially reflected in Article 4. Amounts, if any, allocated and payable pursuant to Section 5.5 shall be treated as expenses for determining such profits and losses.

         "Security Documents" shall mean the Mortgage Documents (as defined in the Mortgage Note Indenture) and the Pledge Agreement (as defined in the PIK Indenture).

         "Senior Note Indenture" has the meaning set forth for such term in the Mortgage Note Indenture.

         "Services Agreement" means the Services Agreement dated as of the date hereof between the Partnership and TC/GP, as the same may be supplemented, modified or amended in accordance with Section 7.11.1.12.

         "TCFI" means Trump's Castle Funding, Inc., a New Jersey corporation, all of the capital stock of which is owned by the Partnership and which acts for the Partnership as a nominee corporation to effect, in a conduit basis, the borrowings evidenced by the Mortgage Notes and the PIK Notes issued under the Mortgage Note Indenture and PIK Indenture.

         "TC/GP" has the meaning set forth in the Preamble to this Agreement.

         "TCHI" has the meaning set forth in the Preamble to this  Agreement.

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         "THCR Holdings" has the meaning set forth in the preamble to this
Agreement.

         "Trump" has the meaning stated in the Preamble to this Agreement.

         "Trump Representatives" means the Partner Representatives appointed by the General Partner in accordance with Section 7.2.

         "Trustee" means First Bank National Association, as trustee under the Mortgage Note Indenture and the PIK Indenture, and any successor trustee appointed under the provisions of said indentures.

         "Withdrawing Limited Partners" shall mean TC/GP and Trump.

                                    ARTICLE 3

                                     Purpose

         The purpose and business of the Partnership is to conduct casino gaming and to own and operate the Trump's Castle Casino Resort and the ancillary structures, marina and other facilities used or to be used in connection with the operation thereof located in Atlantic City, New Jersey (collectively, the "Castle"), with the power to: (i) buy, sell, lease, or enter into any transaction to effectuate any of the foregoing; (ii) exercise complete control over the Castle and all personal property attached to or used in connection therewith and all securities or other interests or obligations arising out of the sale, exchange or other disposition of the Castle or any of its properties by the Partnership; (iii) borrow money for Partnership purposes and otherwise mortgage, pledge or encumber the Castle or any part thereof either directly or through one or more nominee corporations, including, without limitation, TCFI; and (iv) do all things necessary, incidental, desirable or appropriate in connection with the foregoing.

                                    ARTICLE 4

                                Capital Accounts

         2.3 Capital Accounts. A separate capital account shall be maintained for each Partner (each a "Capital Account"). Capital Accounts shall be maintained in accordance with the regulations promulgated under Section 704(b) of the Code. The Capital Account as of the date of this Agreement of each Partner is as follows:

         (a) THCR Holdings shall have a capital account equal to the combined capital accounts of Trump and TC/GP at the time of the contribution of their Partnership Interests to THCR Holdings, adjusted in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(l) and 1.704-1(b)(2)(iv)(e).

         (b) TCHI shall have a capital account equal to its capital account at the time of the contribution by Trump and TC/GP of their Partnership Interests to THCR Holdings, adjusted in accordance with Treasury Regulations Section
               1.704-1(b)(2)(iv)(e).

         2.4 Maintenance of Separate Capital Accounts. There shall be credited to each Partner's Capital Account, as set forth in Section 4.1, each Partner's share of the Profits of the Partnership allocated to such Partner pursuant to
Article 5 and any additional contributions to the capital of the Partnership made by such Partner in accordance with Section 4.4. There shall be charged against each Partner's Capital Account the amount of all cash

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distributions made to such Partner (other than such distributions treated as guaranteed payments pursuant to Section 5.5), such Partner's share of the Losses of the Partnership allocated to such Partner pursuant to Article 5 and the fair market value of any property (other than cash) distributed to such Partner.

         2.5 Capital Account Determinations. Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Partner for purposes of any provision hereof, the Capital Account of the Partner shall be determined after giving effect to all capital contributions theretofore made to the Partnership and all allocations of Profits and Losses for transactions effected prior to the time as of which such determination is made and all distributions theretofore made. The Capital Account of any Partner, including any additional or substitute partner, who shall receive a Partnership Interest in the Partnership or whose Partnership Interest shall be increased by means of a transfer to such Partner of all or a part of the Partnership Interest of another Partner shall be credited with (or charged with) the transferor's Capital Account (or an appropriate part thereof in the case of a partial transfer of a Partnership Interest); and, in such event, corresponding adjustments shall be made with respect to the Capital Account of the transferor Partner.

         2.6 Additional Capital Contributions. No Partner shall be obligated to make any additional contributions to the capital of the Partnership or, as between Partners, to restore any deficit in its Capital Account. If a Partner shall make any additional contributions to the capital of the Partnership, the amount thereof shall be credited to such Partner's Capital Account; but, unless otherwise agreed among the Partners at the time such contribution is made, such Partner will not be entitled to the return of such contribution prior to the termination of the Partnership. No additional contribution made by a Partner will result in a change in the Partnership Percentages of the Partners.

         2.7 Partnership Percentages. As at any date, each Partner's "Partnership Percentage" shall mean such Partner's percentage interest in the Profits and Losses of the Partnership determined in accordance with this Section
4.5. As at the date of this Agreement the Partnership Percentage of each Partner is as follows:

                    General            Limited
                  Partnership        Partnership       Partnership
Partner           Percentage          Percentage        Percentage
-------          -------------       -----------       ------------
THCR Holdings        --                 99.0%              99.0%
TCHI                1.0%                 --                 1.0%


                                    ARTICLE 5

                 Allocations, Certain Payments and Distributions

         2.8 Allocations. Except as is otherwise provided in this Agreement, all Profits and Losses of the Partnership shall be allocated among the Partners for each calendar year (or portion thereof) and credited or debited, as the case may be, to their Capital Accounts as follows:

         2.8.1 Losses. Losses shall be allocated as follows: (A) First, to those Partners with positive balances in their Capital Accounts in proportion to and to the extent of the respective positive balances of such Capital Accounts, until either the full amount of such Losses

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shall have been so allocated or the Capital Account balances equal zero, and (B)
next, in accordance with the Partners' Partnership Percentages.

         2.8.2 Profits. Profits shall be allocated as follows: (A) First, to those Partners with negative balances in their Capital Accounts, in proportion to and to the extent of the respective negative balances of the Capital Accounts, until either the full amount of such Profit shall have been so allocated or the Capital Account Balances of such Partners equal zero, (B) then, if the ratio between the Capital Account Balances of the Partners is other than in the ratio of their then prevailing Partnership Percentages (determined for this purpose without regard to any unrecovered amounts of Limited Partner Priority Capital), there shall be credited to the Partners with the lesser balance so much of the Profit as may be available to eliminate or reduce the disparity and (C) next, in accordance with the Partners' Partnership Percentages.

         2.9 Allocations for Tax Purposes.

         2.9.1 Except as otherwise provided in this Section 5.2, Profits and Losses for all income tax purposes shall be allocated to the Partners to the greatest extent practicable in a manner consistent with the manner set forth in Sections 5.1.1 and 5.1.2 and Code Section 704(b) and (c) and the Regulations promulgated thereunder. Except as provided in Section 5.2.5, allocations pursuant to this Section 5.2 shall not be reflected in the Capital Accounts of the Partners.

         2.9.2 Notwithstanding anything to the contrary in this Agreement, if there is a net decrease in partnership minimum gain, as defined in Treasury Regulation Section 1.704-2(b)(2), (except as a result of conversion or refinancing of Partnership indebtedness, certain capital contributions or revaluations of the Partnership property as further outlined in Treasury Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in Partnership minimum gain. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(f). This section 5.2.2 is intended to comply with the minimum gain chargeback rule in said Section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this section 5.2.2 shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

         2.9.3 Notwithstanding anything to the contrary in this Agreement except
Section 5.2.2, if there is a net decrease in minimum gain attributable to partner nonrecourse debt, as determined in accordance with Treasury Regulation
Section 1.704-2(i)(2), each Partner shall be specially allocated items of Partnership income and gain for such year (and if necessary, subsequent years) in an amount equal to that Partner's share of the net decrease in the minimum gain attributable to partner nonrecourse debt. The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2(i)(4) and (j)(2). This Section 5.2.3 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith. Allocations pursuant to this section 5.2.3 shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

         2.9.4 If during any taxable year of the Partnership any Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such Partner has a deficit Capital Account balance, there shall be allocated to

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such Partner items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for such year) in an amount and manner sufficient to eliminate such Partner's deficit Capital Account balance as quickly as Possible. This Section 5.2.4 is intended to constitute a "Qualified Income Offset", under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         2.9.5 Each Partner's Capital Account shall be charged for such Partner's allocable share of expenditures of the Partnership (based on the Partnership Percentages prevailing on the date such expenditures were made) described in Section 705(a)(2)(B) of the Code (relating to expenditures which are neither deductible nor properly chargeable to capital) and expenditures which, pursuant to the Regulations under Section 704(b) of the Code, are characterized as Section 705(a)(2)(B) expenditures.

         2.9.6 The amount of any partner nonrecourse deductions as defined in Treasury Regulation Section 1.704-2(i)(2) attributable to debt of the Partnership for which a Partner bears the economic risk of loss, within the meaning of Treasury Regulation Section 1.752-2(d)(3), shall be specially allocated to such Partner.

         2.9.7 To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 732, 734 or 743 of the Code is required to be taken into account in determining Capital Accounts in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment decreased such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

         2.10 Tax Elections. All elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole discretion.

         2.11 Interim Closing of Books. In the event of a transfer of a Partnership Interest or a change in the Partners' Partnership Percentages, then Profits and Losses, each item thereof and all tax items shall be allocated to the Partners by taking into account their varying interests during the taxable year of the transfer or change in accordance with Section 706(d) of the Code, using the interim closing of the books method.

         2.12 Certain Payments.

         The payments specified in this Section 5.5 shall be made to the specified Partner for services or the use of capital and shall be treated as "guaranteed payments" within the purview of Section 707(c) of the Code for Federal income tax purposes and as expenses of the Partnership for purposes of determining partnership Profits and Losses.

         Subject to the following provisions of this Section 5.5, the Limited Partner shall be entitled to receive a distribution on February 25 and August 25 in each fiscal year (each a "distribution date") in respect of Limited Partner Priority Capital unrecovered and outstanding during the period commencing on the date immediately following the next preceding distribution date and ending on such distribution date calculated at a rate per annum equal to 9.5%. The Partnership shall pay such distribution in cash not later than the 30th day following the applicable distribution date if, and to the extent, permitted by Sections 10.09 of the Mortgage Note Indenture, PIK Indenture and Senior Note Indenture. If the Partnership shall be unable to pay the entire

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amount of any such distribution in cash, the portion not paid in cash shall be forgiven and shall not cumulate.

         2.13 Distributions. Except as prohibited by contractual obligations of the Partnership entered into in accordance with the terms and provisions of this Agreement, the General Partner may distribute to the Partners the net cash flow of the Partnership from time to time in amounts as determined by the General Partner in accordance with Partnership Percentage Interests.

         2.14 Priority Return of Limited Partner Priority Capital in Certain Events. The Limited Partner shall be entitled to receive an amount equal to Limited Partner Priority Capital upon any liquidation or winding-up of the Partnership in priority to other distributions to the Partners.

                                    ARTICLE 6

                      Management and Operation of Business

         2.15 Board of Partner Representatives. The business, operations and affairs of the Partnership shall be managed by and through a Board of Partner Representatives (the "Board of Partner Representatives"), which shall be comprised of those individuals who are members of the Board of Directors of the General Partner. The Board of Partner Representatives shall conduct its activities as set forth in Article 7. Except as otherwise provided expressly in this Agreement, the Board of Partner Representatives shall have full authority to do all things deemed necessary or desirable by it in the conduct of the business, operations and affairs of the Partnership.

         Except as otherwise provided expressly in this Agreement, all matters of policy pertaining to the business of the Castle shall be approved by the Board of Partner Representatives.

         The Board of Partner Representatives shall approve an annual operating budget prepared by the General Partner and any material changes thereto. Such annual operating budget shall set forth in reasonable detail, consistent with then current practice for companies which own and operate casino-hotels, all major items of income, expense, capital and extraordinary expenditures, investments and similar matters.

               2.15.1 Audit Committee. The Board of Partner Representatives shall have an Audit Committee consisting of two Noteholder Representatives appointed by the Noteholder Representatives and one Trump Representative appointed by the Trump Representatives. Such Audit Committee shall perform the duties to be performed by the audit committee of the Partnership in accordance with the Casino Control Act.

               2.15.2 Compensation Committee. The Board of Partner Representatives shall have a Compensation Committee consisting of two Noteholder Representatives appointed by the Noteholder Representatives and two Trump Representatives appointed by the Trump Representatives. The Compensation Committee shall review and recommend to the Board of Partner Representatives the compensation and benefits to be paid to the executive officers of the Partnership. The Compensation Committee shall also review and advise the Board of Partner Representatives in connection with any changes to the Partnership's employee benefit policies.

         2.16 Partners. The day-to-day control of the business, operations and activities of the Partnership shall be vested in and conducted by the General

Partner which shall be responsible for supervising the activities of the Partnership's officers, employees and agents. Except as otherwise provided expressly in this Agreement, and subject to the provisions of Section 6.1 and
Article 7, the General Partner shall have full authority in the name and on behalf of the Partnership to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership, including, without limitation, the right to enter into and perform contracts of all kinds, to bring and defend actions at law or in equity, to buy, own, manage, sell, lease or otherwise acquire or dispose of Partnership assets, to pay all expenses incurred by or on behalf of the Partnership, and to cause the Partnership to enter into partnerships, joint ventures and similar arrangements; provided, however, that no action that would, if the Partnership were a corporation incorporated under the laws of the State of New Jersey, require the authorization of the board of directors of such corporation, shall be deemed authorized or be undertaken by the Partners without the prior approval of the Board of Partner Representatives in accordance with Article 7 hereof. The General Partner may delegate matters within the authority of the General Partner hereunder to a third party, acting as agent for the General Partner, pursuant to a management or similar agreement.

         2.17 Compensation and Reimbursement of Partners and Board of Partner Representatives.

         2.17.1 Compensation of Partner Representatives. No Partner or member of the Board of Partner Representatives shall be entitled to separate compensation for services as Partner or a member of the Board of Partner Representatives, except that Partner Representatives (other than Trump or any of his Affiliates) shall be entitled to receive an annual fee not in excess of $50,000 plus an additional fee of $2,500 for each meeting attended (in person or by conference telephone call) (provided, that the aggregate amount of said additional fees shall not exceed $25,000 in any fiscal year), and to reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings. The provisions of this Section 6.3.1 shall not limit any payment made in accordance with the Services Agreement.

         2.17.2 Reimbursement of Expenses. Subject to Section 7.11.1.7, the Partners and the Partner Representatives shall be reimbursed by the Partnership for all expenses, disbursements, and advances incurred or made in good faith to third parties for or on behalf of the Partnership.

                                    ARTICLE 7

             Partner Representatives; Officers; Conduct of Business

         The Partners agree that, until the earlier of (i) such time as all amounts payable under the Notes have been paid in full, or (ii) such time as (A) the amount obtained by multiplying the Partnership's EBITDA for the immediately preceding twelve full calendar months by five (5) exceeds (B) the aggregate principal amount of the Partnership's indebtedness for borrowed money, on a consolidated basis, outstanding as of such time, the affairs of the Partnership shall be governed in accordance with the provisions of this Article 7.

         2.18 Number. The number of Partner Representatives which shall constitute the whole Board of Partner Representatives shall be seven.

         2.19 Appointment of Partner Representatives. The Board of Partner Representatives shall be constituted as provided in this Section 7.2, and each of the Partners shall take whatever action is deemed necessary or desirable by the Noteholder Representatives then in office to ensure that the Board of Partner Representatives is constituted from time to time in accordance with the provisions of this Section 7.2.

         There shall be three Noteholder Representatives and four Trump Representatives on the Board of Partner Representatives. The initial Trump Representatives shall be Trump, Nicholas L. Ribis, Robert M. Pickus and Roger P. Wagner. The initial Noteholder Representatives shall be Asher O. Pacholder, Thomas F. Leahy and Arthur S. Bahr. The Partnership shall give prompt written notice to the Trustee of the appointment of any successor Trump Representative and of any successor Noteholder Representative.

         No Partner shall take any action that would result in the removal of any Noteholder Representative, except in accordance with the written instructions of the Trustee acting in accordance with the vote of the Noteholders. The Noteholders, acting at a joint meeting, may remove any Noteholder Representative. Any two Noteholder Representatives can request that the Trustee call a joint meeting of the Noteholders for such purpose. If the Trustee so requests, then each Partner shall take whatever action is necessary to remove a Noteholder Representative from the Board of Partner Representatives.

         Any vacancy on the Board of Partner Representatives created by the resignation, removal, incapacity or death of any Noteholder Representative shall be filled by a designated alternate Representative (the "Alternate Noteholder Representative"). If there is any vacancy in the position of Noteholder Representative or Alternate Noteholder Representative, such vacancy shall be filled by the agreement of any two of the remaining Noteholder Representatives or by the sole remaining Noteholder Representative if only one Noteholder Representative remains in office. If the Noteholder Representatives are unable to agree on a replacement within 45 days after any vacancy occurs or if, as a consequence of multiple vacancies occurring simultaneously, no Noteholder Representatives remain, then the Partnership shall promptly notify the Trustee of such vacancy. The Trustee shall, promptly after receipt of such Notice, call a joint meeting of the Noteholders, at which meeting such vacancy or vacancies shall be filled. Each Partner shall take whatever action is deemed necessary or desirable by the Noteholder Representatives or the Trustee upon instruction of the Noteholders, as the case may be, to ensure that the Alternate Noteholder Representative or other Person so appointed as a Noteholder Representative shall be appointed to the Board of Partner Representatives. Any such vacancy shall not be filled in the absence of a new appointment by the Noteholder Representatives or the Noteholders, as the case may be.

         2.19.1 Noteholder Meetings. Any meeting of the Noteholders shall be held in accordance with Article 15 of the Mortgage Indenture and
         Article 15 of the PIK Indenture. At any such meeting, the Mortgage Noteholders and the PIK Noteholders shall vote as a single class by principal amount of the Notes then outstanding, and the vote of the holders of a majority of the principal amount of the Notes then outstanding shall be the act of the Noteholders.

         2.20 Tenure. Except as otherwise provided by this Agreement, each Partner Representative shall hold office until his or her successor is appointed and qualified, or until he or she sooner dies, resigns, is removed or becomes incapacitated or disqualified.

         2.21 Regular Meetings. Regular meetings of the Board of Partner Representatives may be held without call or notice at such places within or without the State of New Jersey and at such times as the

Board of Partner Representatives may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to Partner Representatives absent when such determination was made.

         2.22 Special Meetings. Special meetings of the Board of Partner Representatives may be held at any time and at any place within or without the State of New Jersey designated in the notice of the meeting, when called by either the General Partner or by two or more of the Partner Representatives, reasonable notice thereof being given to each Partner Representative by the Person calling the meeting.

         2.23 Notice. It shall be reasonable and sufficient notice to any Partner Representative to send notice by mail at least four business days or by telecopy at least two Business Days before the meeting addressed to him or her at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Partner Representative if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Partner Representative who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

         2.24 Quorum. Except as may be otherwise provided by law or by this Agreement, at any meeting of the Board of Partner Representatives a majority of the Partner Representatives then in office, including, however, at least one of the Noteholder Representatives shall constitute a quorum; a quorum shall not in any case be less than one-third of the total number of Partner Representatives constituting the whole Board of Partner Representatives. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice. Notwithstanding the foregoing provisions of this Section 7.7, participation by a Noteholder Representative shall not be necessary to form a quorum if all of the Noteholder Representatives fail to attend three consecutive meetings of the Board of Partner Representatives, so long as (i) such meetings were duly scheduled or called, as the case may be, in compliance with this Article 7, (ii) notice was duly given to each Noteholder Representative in accordance with Section 7.6 and (iii) no action was taken by any Partner to hinder or obstruct participation by any Noteholder Representatives at such meetings. In the event of such failure, a majority of the Trump Representatives (but not less than one-third of the total number of Partner Representatives constituting the whole Board of Partner Representatives) shall constitute a quorum at such third consecutive meeting and for a six-month period from and after the date thereof; provided, however, that immediately following the second such consecutive meeting the Partner Representatives shall notify the Noteholder Representatives of their failure to participate; and provided, further, that such third consecutive meeting shall be held not less than three business days after the second meeting at a place where conference telephone facilities are available, and that the notice of such third meeting clearly specifies the date, time and place of such meeting and the correct telephone number to be called in the event that a Noteholder Representative wishes to participate therein via conference telephone in accordance with
Section 7.10. Nothing in this Section 7.7 shall be deemed to modify the other rights and obligations of the Partners set forth herein, including without limitation the other provisions of this Article 7.

         2.25 Action by Vote. Except as may be otherwise provided by law or by this Agreement, when a quorum is present at any meeting the vote of a majority of the Partner Representatives present shall be the act of the Board of Partner Representatives.

         2.26 Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Partner Representatives may be taken without a meeting if all the members of the Board of Partner Representatives consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Partner Representatives. Such consent shall be treated for all purposes as the act of the Board of Partner Representatives.

         2.27 Participation in Meetings by Conference Telephone. Members of the Board of Partner Representatives may participate in a meeting of the Board of Partner Representatives by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted from time to time by the New Jersey Business Corporation Law for the conduct of a meeting of a board of directors of a corporation organized thereunder. Such participation shall be deemed to constitute presence in person at such meeting.

         2.28 Special Vote of Noteholder Representatives Required

         2.28.1 Vote of at least Two Noteholder Representatives. Notwithstanding any other provisions of this Agreement, authorization by the Partnership of the following actions shall require, in addition to the vote of a majority of the Partner Representatives present at a meeting at which there is a quorum, the affirmative vote of at least two of the Noteholder Representatives:

         2.28.1.1 Change in Management. Any replacement of the individual holding the office of, or any material change in the nature of the duties or terms of employment of, the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of the Partnership.

         2.28.1.2 Capital Expenditures. The making of any Capital Expenditures which, in the case of any individual expenditure or related series of expenditures would exceed $500,000, or, in the aggregate in any fiscal year of the Partnership would exceed $5,000,000.

         2.28.1.3 Debt. The direct or indirect creation, incurrence, assumption or other subjection to or maintenance of any Debt or Guarantee which,
         (i) in the case of any single transaction or related series of transactions, exceeds $5,000,000 or (ii) is not subject to the preceding clause (i) but, together with all other such Debt and Guarantees not subject thereto, exceeds $10,000,000 in aggregate principal amount at any time outstanding (with this clause (ii) pertaining solely to such excess), other than: (a) Debt and Guarantees incurred under the Senior Note Indenture, the Mortgage Note Indenture or the PIK Indenture and under the Notes, the Security Documents and the Senior Notes (as hereinafter defined); (ii) the Midlantic Debt; and
         (iii) Debt or Guarantees incurred for the purpose, and the proceeds of which are applied, either (A) to redeem all, but not less than all, of the Midlantic Debt, the Notes and the 11 3/8% Senior Secured Notes of the Partnership due 1999 (the "Senior Notes") in accordance with the terms of the Mortgage Note Indenture and the PIK Indenture and the Indenture relating to the Senior Notes or (B) to repay the Notes and the Senior Notes in full at the stated or any accelerated maturity thereof (a "Notes Refinancing Transaction"). If the terms of a line of credit, revolving credit facility or similar credit facility shall be approved in accordance with this Section 7.11.1.3, then no additional approval in
                                       15
         respect of such credit facility shall be required by this Section
         7.11.1.3 for any borrowing made in accordance with such terms.

         2.28.1.4 Operating Leases. The direct or indirect creation, incurrence, assumption or maintenance of any obligation under any lease (including any lease of real property or improvements, any vehicle, vessel or aircraft, or any other personal property) other than a Capitalized Lease, unless the aggregate fixed rental payments to be paid or accrued for any period of four consecutive fiscal quarters of the Partnership under such lease (including payments required to be made by the lessee in respect of taxes and insurance, whether or not denominated as rent) does not exceed $1,500,000 for such period, or, during such periods the Partnership's EBITDA exceeds $45,000,000, does not exceed $5,000,000 for such period.

         2.28.1.5 Sales of Assets. Any sale, lease, sublease or other transfer or disposition of all or any significant portion of the Partnership's assets, or the entrance into any agreement to do any of the foregoing, other than dispositions of surplus or obsolete equipment, dispositions resulting from any casualty or condemnations of assets or properties, and dispositions of equipment in the ordinary course of business to the extent such equipment is replaced with substitute equipment of like kind or purpose. For purposes of this Section a "significant portion of its assets" shall mean assets having an aggregate fair market value or book value (whichever is greater) of $2,000,000 or more which are proposed to be sold, leased, subleased, transferred or disposed of in any single transaction or series of related transactions.

         2.28.1.6 Amendment of Midlantic Debt. Any amendment or supplement to, or modification of, or waiver under, or any other change in, the Midlantic Debt.

         2.28.1.7 Affiliate Transactions. Any transaction to which any Partner or any of his or its respective affiliates is a party, participant or beneficiary.

         2.28.1.8 Amendment of Indentures. Any amendment or waiver of or supplement to or any change in the Mortgage Note Indenture or the PIK Indenture which is permitted by the terms of such Indenture to be accomplished without the consent of the Mortgage Noteholders or the PIK Noteholders, as the case may be.

         2.28.1.9 Merger or Liquidation. The merger, combination, consolidation, or termination or liquidation of the Partnership with or into any other entity or the merger, combination or consolidation of any other entity with or into the Partnership or the entering into of any agreement with respect to the foregoing.

         2.28.1.10 Change in the Nature of Business. Engagement in any business other than owning and operating the Castle and other incidental businesses in connection therewith which individually and in the aggregate are not material to the Partnership.

         2.28.1.11 Restoration. Any determination to effect a Restoration (as such term is defined in the Note Mortgage) pursuant to Section 5.10(e)(iii) thereof or any determination that an eminent domain taking does not constitute a Taking (as such term is defined in the Note Mortgage).

         2.28.1.12 Services Agreement. The consent by the Partners to any amendment or supplement to, or modification of, or waiver under, the Services Agreement, or the approval of any other management or other similar agreement pursuant to Section 6.2, or any amendment or supplement thereto, or modification thereof, or waiver thereunder.

         2.28.1.13 Trump Compensation. Any compensation, whether salary, bonus, remuneration or any other payments or benefits, to Trump in excess of that provided for in the Services Agreement.

         2.28.2 Vote of at least One Noteholder Representative. Notwithstanding the provisions of Section 7.7, in addition to the vote of a majority of the Partner Representatives present at a meeting at which there is a quorum, the affirmative vote of at least one Noteholder Representative shall be required for: (i) the commencement by the Partnership of a voluntary case under Title 11 of the United States Code, as from time to time in effect; (ii) the seeking of relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; (iii) the filing of an answer or similar pleading with respect to any involuntary case under said Title 11 or any other such applicable law; or (iv) the assignment for the benefit of, or the entering into a composition with, the Partnership's creditors.

         2.28.3 Vote of Noteholders. Notwithstanding the foregoing provisions of this Section 7.11, a special vote of the Noteholder Representatives under Section 7.11.1 or 7.11.2 shall not be required to any action approved by the Mortgage Noteholders and the PIK Noteholders pursuant, respectively, to a meeting duly called under the Mortgage Note Indenture and the PIK Indenture and otherwise in accordance with the terms and provisions of such Indentures.

         2.29 Officers of the Partnership.

         2.29.1 Enumeration. Subject to Sections 7.2 and 7.11.1.1, the Partnership shall have a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Secretary and such other officers, if any, as the Partners from time to time may in its discretion elect or appoint. The Partnership may also have such agents, if any, as the Partners from time to time may in its discretion choose. Any officer may be (but none need be) a Partner Representative.

         2.29.2 Duties and Powers. Subject to law and to the other provisions of this Agreement, each officer shall have such duties and powers as are commonly incident to his or her office and, subject to Section 7.11.1.1, such additional duties and powers as the Board of Partner Representatives may from time to time designate.

         2.29.3 Tenure. Except as provided in Sections 7.11.1.1 and 7.13, each officer and agent shall retain his or her authority at the pleasure of the Board of Partner Representatives.

         2.30 Resignations and Removals.

         2.30.1 Resignations. Any Trump Representative may resign at any time by delivering his or her resignation in writing to the Partnership and Trump. Any Noteholder Representative may resign at any time by delivering his or her resignation in writing to the Partnership and the other Noteholder Representatives. Any officer may resign by delivering his or her resignation in writing to the Board of Partner Representatives. Such resignations shall be effective upon receipt unless specified to be effective at some other time, and without in either case the necessity of its being accepted unless the resignation shall so state.

         2.30.2 Removal. The Partners may at any time remove any Trump Representative either with or without cause.

         2.31 Minutes, etc. The Secretary shall record all proceedings of the Board of Partner Representatives in a book or series of books to be kept therefor and shall file therein all actions by written consent of such bodies. In the absence of the Secretary from any meeting, an Assistant Secretary, or if there be none or he or she is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof.

                                    ARTICLE 8

                     Books, Records, Accounting and Reports

         2.32 Records and Accounting. The General Partner shall maintain a standard, modern system of accounting in which full, true and correct entries will be made of all dealings and transactions with respect to the Partnership's business. All books of account and other records shall at all times be kept at the principal office of the Partnership and shall be open to the inspection and examination of the Partners or their representatives during reasonable hours. All books and records of the Partnership shall be kept on an accrual basis of accounting with the fiscal year as its annual accounting period which shall end on the date of the final dissolution or termination of the Partnership. All references in this Agreement to a "fiscal year" are to such an annual accounting period. Any records maintained by the Partnership in the regular course of its business, including the books of account, and records of Partnership proceedings may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained for financial reporting purposes according to generally accepted accounting principles.

         2.33 Fiscal Year. The fiscal year of the Partnership shall end on December 31.

         2.34 Annual and Periodic Reports.

         2.34.1 Annual Statement; Annual Budget. The General Partner shall, as soon as practicable, but in no event later than 90 days after the close of each fiscal year, cause to be furnished to each Partner the combined balance sheet of the Partnership and its combined subsidiaries as at the end of such fiscal year and the combined statements of profit and loss, partners' capital and cash flow for such year (all in reasonable detail), such combined statements to be accompanied by reports or certificates of Arthur Andersen & Co., auditors of the Partners and its consolidated subsidiaries, or other independent certified public accountants of recognized national standing selected by the General Partner.

         2.34.2 Quarterly Reports. The General Partner shall, as soon as available and, in any event, within 45 days after the end of each of the first three fiscal quarters of the Partnership, furnish to each Partner the internally prepared unaudited combined balance sheet of the Partnership and its combined subsidiaries as of the end of such quarter and the combined statements of profit and loss, partners' capital and cash flow for such quarter and for the portion of the fiscal year then ending (all in reasonable detail), accompanied by a certificate of the General Partner or of the chief financial officer of the Partnership to the effect that, except for the lack of required footnotes, such balance sheets and statements have been properly prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Partnership and its combined subsidiaries as of the date thereof and the results of their operations for the period-covered thereby, subject only to normal year-end audit adjustments.

         2.34.3 Other Information. From time to time upon request of any Partner, the General Partner shall furnish to such Partner such other information regarding the business, affairs and condition, financial or otherwise, of the Partnership and its subsidiaries as such Partner may reasonably request. The authorized officers and representatives of any Partner shall have the right during normal business hours to examine the books and records of the Partnership and each of its subsidiaries, to make copies, notes and abstracts therefrom, and to make an independent examination of its books and records.

                                    ARTICLE 9

                               Income Tax Matters

         2.35 Preparation of Tax Returns. The General Partner shall arrange for the preparation (at the Partnership's expense) and timely filing of all returns of Partnership income, gains, deductions and losses necessary for federal and state income tax purposes. The General Partner shall use its best efforts to furnish to the Partners within sixty days and in any event shall furnish within ninety days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. A copy of the Partnership's income tax returns will be furnished to any Partner upon request. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes. The taxable year of the Partnership shall end on December 31.

         2.36 Tax Controversies. Subject to the provisions hereof, the Partners hereby designate the General Partner as the "Tax Matters Partner" (as defined in Section 6231 of the Code), and the General Partner is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith.

         2.37 Organizational Expenses. The Partnership shall elect to deduct expenses, if any, incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

                                   ARTICLE 10

                              Transfer of Interests

         2.38 Transfer. The term "transfer," when used in this Article 10 with respect to a Partnership Interest means a transaction by which the holder of a Partnership Interest assigns the Partnership Interest or any part thereof to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

         2.39 Transfers Generally. No Partnership Interests shall be transferred, in whole or in part, provided, that, the foregoing shall not apply to the pledges pursuant to the Bank Pledge Agreements.

Any transfer or purported transfer of any Partnership Interest not made in accordance with this Section 10.2 shall be null and void.

                                   ARTICLE 11

                             [Intentionally Omitted]

                                   ARTICLE 12

                        Admission of Additional Partners

         2.40 Admission of Additional Partners. The General Partner may admit additional Partners without the consent of the Partners. In admitting additional Partners, the Partnership shall not be obligated to offer first to the existing Partners the right to make additional capital contributions or subscriptions. The Percentage Interest of each additional Partner shall be determined by the General Partner.

         2.41 Amendment of Agreement in Connection with the Admission of Additional Partners. For the admission to the Partnership of any Partner, the Partners, shall take all steps necessary and appropriate to prepare an amendment of this Agreement reflecting the same.

                                   ARTICLE 13

                    Termination and Winding-Up of Partnership

         2.42 Termination. The Partners hereby waive their right of partition and agree not to do anything that would terminate the Partnership prior to the expiration of its term without the prior written consent of the other Partners. No Partner may voluntarily withdraw from the Partnership without the prior written consent of all other Partners. Upon the withdrawal, death, retirement or insanity of the General Partner, or any other event of dissolution under the New Jersey Uniform Limited Partnership Law, the business of the Partnership shall be wound up and terminated unless all remaining Partners, within ninety (90) days thereafter, agree in writing that the Partnership shall be reconstituted and its business continued.

         2.43 Winding-Up of the Partnership. Upon any winding up of the Partnership, the following shall be accomplished:

         2.43.1 The financial officers of the Partnership shall be directed to prepare a balance sheet of the Partnership in accordance with generally accepted accounting principles as of the date of dissolution, which shall be reported upon by the Partnership's independent public accountants.

         2.43.2 The assets of the Partnership shall be liquidated by the Partners as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

         2.43.3 The proceeds of sale of all or substantially all of the property of the Partnership and all other assets of the Partnership to be liquidated shall be applied and distributed as follows, and in the following order of priority:

         2.43.3.1 To the payment of debts and liabilities of the Partnership and the expenses of liquidation not otherwise adequately provided for; then

         2.43.3.2 To the setting up of any reserves which are reasonably necessary for any contingent liabilities or obligations of the Partnership or of the Partners arising out of, or in connection with, the Partnership; and then

         2.43.3.3 The remaining proceeds, to the Partners in proportion to and to the extent of their positive Capital Account balances determined after giving effect to the allocations of Profits and Losses provided for in Article 5 hereof.

         2.43.3.4 The Partnership shall terminate when all property and assets owned by the Partnership to be liquidated shall have been disposed of, and the net sale proceeds, after payment of or provision for the amounts specified in Sections 13.2.3.1 and 13.2.3.2, and any assets to be distributed shall have been distributed to the Partners as provided herein.

                                   ARTICLE 14

                                Amendments; Etc.

         2.44 Amendments. The Partners may amend any provision of this Agreement, and any provision of this Agreement may be waived, from time to time, with a writing executed on behalf of each of the Partners.

         2.45 Non-Waiver. Except as expressly provided herein, no delay on the part of any Partner in exercising any right hereunder shall operate as a waiver thereof; nor shall any waiver by any Partner of any right hereunder or of any failure to perform or breach hereof by any other Partner constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Partner, whether of a similar or dissimilar nature thereof.

                                   ARTICLE 15

                               General Provisions

         2.46 Addresses and Notices. The address of each Partner for all purposes initially shall be the address set forth in Exhibit A to this Agreement. Any notice or communication required hereunder shall be in writing and either delivered personally or by overnight courier service, or mailed first class and registered, postage prepaid, to an officer of the addressee and shall be deemed to be given when so delivered to, or if mailed when received at, such initial address (or to such other address or addresses as such Person may subsequently designate by notice given hereunder).

         2.47 Titles and Captions. The table of contents to this Agreement and all article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

         2.48 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

         2.49 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

         2.50 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

         2.51 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto, whether written or oral.

         2.52 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

         2.53 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

         2.54 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Each party hereto hereby expressly and irrevocably agrees and consents that any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby may be instituted and maintained in any state or federal court sitting in Atlantic County, New Jersey or in any federal court sitting in the State of New Jersey or in any state or federal court sitting in the Borough of Manhattan in New York, New York and, by execution of this Agreement, each party hereto expressly waives any objection that it may have now or hereafter to the venue or jurisdiction of any such action, suit or proceeding and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

         2.55 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         2.56 Indemnification; Exculpation.

         2.56.1 Indemnification. The Partnership shall indemnify and hold harmless each Partner, its Affiliates, each Partner Representative (and each director of the General Partner and his or her Affiliates, and all officers, directors, employees and agents of such Partner, Partner Representative or director of the General Partner, and his, her or its Affiliates (each individually, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Partnership, including without limitation liabilities under the Federal and state securities laws, regardless of whether the Indemnitee continues to be a Partner, an Affiliate of a Partner, a Partner Representative, a director of the General Partner or an Affiliate of a Partner Representative or of a director of the General Partner, or an officer, director, employee, attorney or agent of a Partner, Partner Representative or a director of the General Partner or an Affiliate of such Persons at the time any such liability or expense is paid or incurred, but only if such course of conduct does not constitute gross negligence or willful misconduct; provided, however, that such indemnification or agreement to hold harmless shall be recoverable only out of assets of the Partnership and not from the Partners. The indemnification provided by this Section 15.11 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to action in the Indemnitee's capacity as a Partner, an Affiliate of a Partner, a Partner Representative or a director of the General Partner or an Affiliate of a Partner Representative or of a director of the General Partner, or as an officer, director, employee, attorney or agent of a Partner, Partner Representative or a director of the General Partner or an Affiliate of such Persons and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee. No Indemnitee shall be denied indemnification in whole or in part under this Section
         15.11 by reason of the fact that the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was approved in accordance with Article 7.

         2.56.2 Exculpation. No Partner Representative or director of the General Partner shall have any liability to the Partnership or any Partner for monetary damages for any action taken, or any failure to take any action, as a Partner Representative or a director of the General Partner, except liability for (a) any improper financial benefit received by a Partner Representative or as a director of the General Partner; (b) an intentional infliction of harm on the Partnership or any Partner; (c) acts or omissions not in good faith or which involve intentional misconduct; and (d) any knowing violation of law.

         2.57 Specific Performance; Third Party Beneficiaries. The Partners agree that the Noteholders are third party beneficiaries to this Agreement and that the legal remedies of the Noteholders and the Noteholder Representatives may be inadequate in the event of a breach of, or other failure to perform, any covenants or obligations in this Agreement; therefore, in addition to obtaining any other remedy or relief available to them, the Noteholders and Noteholder Representatives may obtain specific enforcement of this Agreement and other equitable remedies.

         2.58 Casino Control Commission Regulation. Notwithstanding anything to the contrary in this Agreement:

         (i) This Agreement will be deemed to include all provisions required by the Casino Control Act and to the extent that anything contained in this Agreement is inconsistent with the Casino Control Act, the provisions of the Casino Control Act shall govern. All provisions of the Casino Control Act, to the extent required by law to be included in this Agreement, are incorporated herein by reference as if fully restated in this Agreement.

         (ii) If the continued holding of a Partnership Interest by any Partner will disqualify the Partnership to continue as the owner and operator of a casino licensed in the State of New Jersey under the provisions of the Casino Control Act, such Partner shall enter into such escrow, trust or similar arrangement as may be required by the Commission under the circumstances. It is the intent of this Section 15.13 to set forth procedures to permit the Partnership to continue, on an uninterrupted basis, as the owner and operator of a casino licensed under the provisions of the Casino Control Act.

         (iii) (a) All transfers (as defined by the Casino Control Act) of securities (as defined by the Casino Control Act), shares and other interests in the Partnership shall be subject to the right of prior approval by the Commission; and (b) the Partnership shall have the absolute right to repurchase at the market price or purchase price, whichever is the lesser, any security, share or other interest in the Partnership in the event that the Commission disapproves a transfer in accordance with the provisions of the Casino Control Act.

         (iv) Each Partner hereby agrees to cooperate reasonably and promptly with the others in obtaining any and all licenses, permits or approvals required by any governmental authority or deemed expedient by the Partners in connection with the Casino Control Act.

         (v) Each Partner shall have the right to offer to acquire any Partnership Interest required to be disposed of pursuant to this Section 15.13 on the same basis as other potential purchasers, subject to the Casino Control Act.

         2.59 Survival of Rights, Duties and Obligations. Termination of the Partnership for any cause shall not release any party from any liability which at the time of termination had already accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such termination.

         2.60 Certificate of Interest.

         2.60.1 Form of Certificate of Interest. The interest of each Partner in the Partnership shall be evidenced by a Certificate of Interest in the form attached as Annex 15.15 hereto (each a "Certificate of Interest"). A certificate transfer ledger (the "Certificate Transfer Ledger") recording the issue and transfer of Certificates of Interest in the Partnership shall be maintained at the principal office of the Partnership. Each such Certificate of Interest shall be serially numbered and shall be issued by, or at the written direction of, each of the Partners to the lawful holder of an interest in the Partnership, upon payment by the issue of the full amount of the capital contributions then due with respect to its interest in the Partnership represented by such Certificate of Interest. All Certificates of Interest shall be executed in the name of the Partnership by each of the Partners. Each Certificate of Interest shall state on its face the name of the registered holder thereof and the then interest in the Partnership held by the issue; and shall bear, on both sides thereof, a statement of the restrictions imposed by Section 105 of the Casino Control Act.

         2.60.2 Transfers of Certificates of Interest. Certificates of Interest in the Partnership may be transferred by the lawful holders thereof only in connection with the pledge or transfer of all or part of the interest of such holder in the Partnership, and only in accordance with the provisions of this Agreement. All such transfers shall be effected by duly executed and acknowledged instruments of assignment, each of which shall be duly recorded on the Certificate Transfer Ledger. No effect shall be given to any purported assignment of a Certificate of Interest, or transfer of the interest in the Partnership evidenced thereby, unless such assignment and transfer shall be in compliance with the terms and provisions of this Agreement, and any attempted assignment or transfer in contravention hereof shall be ineffectual.

         2.60.3 Lost, Stolen, Destroyed or Mutilated Certificates of Interest. In the event that a Certificate of Interest shall be lost, stolen, destroyed or mutilated, the Partnership may cause a replacement Certificate of Interest to be issued upon such terms and conditions as shall be fixed by the General Partner, including, without limitation, provision for indemnity and the posting of a bond or other adequate security as security therefor. No replacement Certificate of Interest shall be issued to any person unless such person has surrendered the Certificate of Interest to be replaced, or has complied with the terms of this Section 15.15.

         2.60.4 Inspection of Certificate Transfer Ledger. The Certificate Transfer Ledger containing the names and addresses of all Partners and the interest of each Partner in the Partnership shall be open to the inspection of the Partners at the principal office of the Partnership during usual business hours upon request of any Partner. Such Certificate Transfer Ledger shall, in addition, be available for inspection by the Casino Control Commission or the Division of Gaming Enforcement of the State of New Jersey and each of their respective authorized agents at all reasonable times without notice.

         2.61 Execution of Certain Documents by the Partnership in Connection with the Acquisition. TCHI, in its capacity as General Partner of the Partnership, shall have the authority to execute and deliver on behalf of the Partnership all agreements, instruments and other documents to be executed and delivered by the Partnership in connection with the Acquisition, including, without limitation, any mortgages, security agreements and assignments contemplated thereby and all instruments, certificates and other documents related thereto.

         IN WITNESS WHEREOF, this Agreement has been executed as of the 7th day of October, 1996.

                                       General Partner

                                       TRUMP'S CASTLE HOTEL & CASINO, INC.


                                       By: /s/ NICHOLAS L. RIBIS
                                          --------------------------------
                                                Nicholas L. Ribis
                                                 Vice President

                                       Limited Partner

                                      TRUMP HOTELS & CASINO RESORTS
                                        HOLDINGS, L.P.


                                      By: TRUMP HOTELS & CASINO RESORTS, INC.

                                            By:    /s/ NICHOLAS L. RIBIS
                                                ---------------------------
                                                Nicholas L. Ribis, President
                                                and Chief Executive Officer


                                      Withdrawing Limited Partners

                                                   /s/ DONALD J. TRUMP
                                                ----------------------------
                                                      Donald J. Trump


                                      TRUMP CASINOS II, INC.


                                      By:       /s/ DONALD J. TRUMP
                                          --------------------------------
                                                   Donald J. Trump
                                                     President

STATE OF NEW YORK   :
                    : ss.
COUNTY OF NEW YORK  :

         BE IT REMEMBERED that on October 7, 1996, before me, the subscriber, personally appeared Donald J. Trump, an individual, who, I am satisfied, is the person who has signed the within instrument on his own behalf, and I having first made known to him the contents thereof he thereupon acknowledged that he signed and delivered the said instrument in his personal capacity as an individual, and that the within instrument is his voluntary act and deed.


                                                  /s/
                                               -----------------------------
                                                      Notary Public

STATE OF NEW YORK   :
                    : ss.
COUNTY OF NEW YORK  :

         BE IT REMEMBERED that on October 7, 1996, before me, the subscriber, personally appeared Donald J. Trump, the President of Trump Casinos II, Inc., a Delaware corporation, who, I am satisfied, is the person who has signed the within instrument on behalf of such corporation, and I having first made known to him the contents thereof he thereupon acknowledged that he signed and delivered the said instrument in his capacity as such officer aforesaid, and that the within instrument is the voluntary act and deed of said corporation, made by virtue of authority from its Board of Directors.

                                                        /s/
                                                     ---------------------------
                                                            Notary Public

STATE OF NEW YORK   :
                    : ss.
COUNTY OF NEW YORK  :

         BE IT REMEMBERED that on October 7, 1996, before me, the subscriber, personally appeared Nicholas L. Ribis, the Vice President of Trump's Castle Hotel and Casino, Inc., a New Jersey corporation, who, I am satisfied, is the person who has signed the within instrument on behalf of such corporation, and I having first made known to him the contents thereof he thereupon acknowledged that he signed and delivered the said instrument in his capacity as such officer aforesaid, and that the within instrument is the voluntary act and deed of said corporation, made by virtue of authority from its Board of Directors.


                                                  /s/
                                              --------------------------------
                                                        Notary Public

STATE OF NEW YORK   :
                    : ss.
COUNTY OF NEW YORK  :

         BE IT REMEMBERED that on October 7, 1996, before me, the subscriber, personally appeared Nicholas L. Ribis, the President and Chief Executive Officer of Trump Hotels & Casino Resorts, Inc., general partner of Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership, who, I am satisfied, is the person who has signed the within instrument on behalf of such limited partnership, and I having first made known to him the contents thereof he thereupon acknowledged that he signed and delivered the said instrument in his capacity as such officer aforesaid, and that the within instrument is the voluntary act and deed of said limited partnership, made by virtue of authority from its Board of Directors.

                                                  /s/
                                              --------------------------------
                                                       Notary Public